EXHIBIT 12(b)

                                       VIACOM INC. AND
                         VIACOM INTERNATIONAL INC. AND SUBSIDIARIES

                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In thousands, except ratios)



                                              Year Ended December 31,
                                  --------------------------------------------
                                  1993     1992       1991      1990      1989
                                  ----     ----       ----      ----      ----

Earnings (loss) before income
   taxes                       $301,816  $155,579    $8,247 ($70,363)  $144,913

Add:
  Distribution income of
     Affiliated Companies        13,441     9,447     5,546     2,800     4,500
  Interest expense, net of
      capitalized interest      154,137   195,223   298,078   295,305   313,079
  Capitalized interest            2,094     2,376     2,326     2,249     2,349
      amortized
   1/3 of rental expense         24,745    22,640    21,537    18,781    15,492
                               --------  --------  --------  --------  --------

Earnings                       $496,233  $385,265  $335,734 $ 248,772  $480,333
                               ========  ========  ======== =========  ========

Fixed charges:
   Interest costs on all
     indebtedness              $154,510  $195,725  $298,591  $296,145  $313,805
   1/3 of rental expense         24,745    22,640    21,537    18,781    15,492
                               --------  --------  --------  --------  --------

Total fixed charges            $179,255  $218,365  $320,128  $314,926  $329,297
                               ========  ========  ========  ========  ========

Ratio of earnings to
   fixed charges                   2.77      1.76      1.05    Note b      1.46
                               ========  ========  ========  ========  ========



(b) As a result of the interest expense associated with the Viacom Inc.'s consolidated indebtedness outstanding under the Credit Agreement, the 1988 Existing Subordinated Debt and the Exchange Debentures, earnings of Viacom Inc. were insufficient to cover fixed charges for the year ended December 31, 1990. The additional amount of earnings required to cover fixed charges of Viacom Inc. for the year ended December 31, 1990 would have been $66,154.